EXHIBIT 99.1

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
October 26, 2006		tad.hutcheson@airtran.com
678.254.7442

Arne Haak (Financial)		Judy Graham-Weaver
407.318.5187		judy.graham-weaver@airtran.com
678.254.7448

AIRTRAN HOLDINGS REPORTS YEAR-TO-DATE NET INCOME OF $18.8 MILLION

- Third Quarter Revenues up 30 Percent on a 27 Percent Increase In Capacity -

ORLANDO, Fla., (October 26, 2006) — AirTran Holdings, Inc., (NYSE: AAI), the parent of AirTran Airways, Inc., today reported year-to-date net income of $18.8 million or $0.20 per diluted share compared to $7.7 million or $0.09 per diluted share in 2005. For the third quarter 2006, AirTran Airways reported a net loss of $4.3 million or $0.05 per diluted share, which compares to net income of approximately $1.0 million or $0.01 per diluted share in the year earlier period.

Included in the third quarter results is a non-cash, net of tax charge of $1.5 million or $0.02 per share, to record additional free ticket liability related to the Company’s highly successful 2005 Wendy’s promotion. This amount will be recognized as future revenue when the tickets are used.

AirTran Airways continued to set third quarter records with passenger revenue of $467.2 million and total customers of over 5.1 million. Commenting on the quarter Joe Leonard, AirTran Airways’ chairman and chief executive officer said, “Given the impact of increased security concerns and changes to regulations regarding carry-on items that occurred we began to see a slow down in the end of August. However, as we stated in our September traffic release we have begun to see a return to more normal booking levels in mid-November.”

For the third quarter AirTran Airways’ average fare rose to $90.94 or an 11.0 percent increase compared to the third quarter 2005 average fare of $81.96. Bob Fornaro, AirTran Airways’ president and chief operating officer said, “The pricing environment has allowed us to off-set a 23 percent increase in year-over-year jet fuel prices. We are hopeful that the current fuel outlook for the fourth quarter remains favorable.”

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AirTran Airways’ non-fuel unit cost performance continued to improve at 6.04 cents per available seat mile, reflecting a 4 percent reduction compared to 2005. Commenting on the quarter Stan Gadek, senior vice president of finance and chief financial officer, said, “Our new 737-700s continue to improve the overall efficiency of our operation. From higher utilization to lower fuel burn, the 737 is an integral part of our strategy to achieve industry leading non-fuel costs.”

Highlights of AirTran Airways’ accomplishments and service enhancements during the third quarter and to date include:

•	Announced service to Stewart International Airport in Newburgh, N.Y., and new seasonal service to Daytona Beach, Fla., which will begin January 11, 2007.

•	Announced expansion to many Florida cities including: Detroit to/from Fort Lauderdale, Fort Myers, and Tampa; as well as Dayton and Milwaukee to/from Tampa. Winter service to Florida has been increased to accommodate customers in Chicago, Detroit, Indianapolis, Akron/Canton, Flint, Bloomington, Moline/Quad Cities and Milwaukee. Also announced additional Florida service from White Plains, N.Y. to Fort. Lauderdale, Fort Myers and Tampa. All new service will begin this winter.

•	Launched nonstop service between Gulfport-Biloxi International Airport and Fort Lauderdale-Hollywood International Airport.

•	Received delivery of four Boeing 737-700 aircraft during the quarter.

•	The receipt of the prestigious Tony Jannus Aviation Award by our chairman and chief executive officer, Joe Leonard for his achievements in aviation.

AirTran Holdings, Inc. will conduct a conference call to discuss third quarter results today at 10 a.m. EDT. A live broadcast of the conference call will be available at airtran.com.

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AirTran Airways, a Fortune 1000 company and one of America’s largest low-fare airlines with 8,000 friendly, professional Crew Members, operates nearly 700 daily flights to 52 destinations. The airline’s hub is at Hartsfield-Jackson Atlanta International Airport, where it is the second largest carrier. AirTran Airways’ aircraft features the fuel-efficient Boeing 737-700 and 717-200 to create America’s youngest all-Boeing fleet. The airline is also the first carrier to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class and XM Satellite Radio on every flight. Convenient shipping options are available through AirTran Airways’ cargo services. For reservations or more information, visit airtran.com (America Online Keyword: AirTran).

Editor’s note: Statements regarding the Company’s operational and financial success, business model, expectation about future success, improved operational performance and our ability to maintain or improve our low costs are forward-looking statements and are not historical facts. Instead, they are estimates or projections involving numerous risks or uncertainties, including but not limited to, consumer demand and acceptance of services offered by the Company, the Company’s ability to maintain current cost levels, fare levels and actions by competitors, regulatory matters and general economic conditions. Additional information concerning factors that could cause actual results to differ materially from those in the forward-looking statements is contained from time to time in the Company’s SEC filings, including but not limited to the Company’s annual report on Form 10-K/A for the year ended December 31, 2005. The Company disclaims any obligation or duty to update or correct any of its forward-looking statements.

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* Attached: Consolidated Statements of Operations *

AirTran Holdings, Inc.

Consolidated Statements of Income

(In thousands, except per share data and statistical summary)

(Unaudited)

	Three Months Ended September 30,		Percent Change
	2006	2005
Operating Revenues:
Passenger	$467,178	$360,351	29.6
Cargo	864	850	1.6
Other	19,227	13,443	43.0

Total operating revenues	487,269	374,644	30.1

Operating Expenses:
Salaries, wages and benefits	98,862	82,566	19.7
Aircraft fuel	190,716	125,628	51.8
Aircraft rent	59,429	48,887	21.6
Distribution	18,065	17,439	3.6
Maintenance, materials and repairs	34,217	25,643	33.4
Landing fees and other rents	27,660	22,761	21.5
Aircraft insurance and security services	6,596	5,658	16.6
Marketing and advertising	12,527	8,588	45.9
Depreciation	7,360	5,190	41.8
Other operating	35,416	28,864	22.7

Total operating expenses	490,848	371,224	32.2

Operating Income	(3,579)	3,420	—

Other (Income) Expense:
Interest income	(6,369)	(3,034)	—
Interest expense	13,459	8,178	64.6
Capitalized interest	(3,503)	(2,283)	53.4

Other (income) expense, net	3,587	2,861	25.4

Income (Loss) Before Income Taxes	(7,166)	559	—
Income tax expense (benefit)	(2,857)	(405)	—

Net Income (Loss)	$(4,309)	$964	—

Earnings (Loss) per Common Share
Basic	$(0.05)	$0.01	—
Diluted	$(0.05)	$0.01	—
Weighted-average Shares Outstanding
Basic	90,923	87,376	4.1
Diluted	90,923	90,237	0.8

EBITDA	$3,781	$8,610	(56.1)
Operating margin	(0.7)%	0.9%	(1.6	)pts.
Net margin	(0.9)%	0.3%	(1.2	)pts.

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	Three Months Ended September 30,				Percent Change
	2006		2005
Second Quarter Statistical Summary:
Revenue passengers	5,137,151		4,396,524		16.8
Revenue passenger miles (000s)	3,635,238		2,980,552		22.0
Available seat miles (000s)	4,965,224		3,905,905		27.1
Block hours	120,705		96,598		25.0
Passenger load factor	73.2%		76.3%		(3.1	)pts.
Break-even load factor	74.3%		76.2%		(1.9	)pts.
Average fare	$90.94		$81.96		11.0
Average yield per RPM	12.85	¢	12.09	¢	6.3
Passenger revenue per ASM	9.41	¢	9.23	¢	2.0
Operating cost per ASM	9.89	¢	9.50	¢	4.1
Fuel price neutral cost per ASM	9.16	¢	9.50	¢	(3.6)
Non-fuel operating cost per ASM	6.04	¢	6.29	¢	(4.0)
Average cost of aircraft fuel per gallon	233.38	¢	189.54	¢	23.1
Gallons of fuel burned	81,720,714		66,279,127		23.3
Weighted-average number of aircraft	119		98		21.4

AirTran Holdings, Inc.

Consolidated Statements of Income

(In thousands, except per share data and statistical summary)

(Unaudited)

	Nine Months Ended September 30,		Percent Change
	2006	2005
Operating Revenues:
Passenger	$1,375,970	$1,003,192	37.2
Cargo	2,943	2,546	15.6
Other	52,561	34,936	50.4

Total operating revenues	1,431,474	1,040,674	37.6

Operating Expenses:
Salaries, wages and benefits	287,635	241,006	19.3
Aircraft fuel	511,866	314,162	62.9
Aircraft rent	170,081	141,258	20.4
Distribution	53,749	50,625	6.2
Maintenance, materials and repairs	112,900	74,616	51.3
Landing fees and other rents	76,693	61,487	24.7
Aircraft insurance and security services	18,881	16,869	11.9
Marketing and advertising	35,529	26,234	35.4
Depreciation	19,642	14,010	40.2
Other operating	104,832	81,723	28.3

Total operating expenses	1,391,808	1,021,990	36.2

Operating Income	39,666	18,684	—

Other (Income) Expense:
Interest income	(16,422)	(7,953)	—
Interest expense	35,796	21,563	66.0
Capitalized interest	(9,798)	(5,865)	67.1

Other (income) expense, net	9,576	7,745	23.6

Income Before Income Taxes	30,090	10,939	—
Income tax expense	11,251	3,232	—

Net Income	$18,839	$7,707	—

Earnings per Common Share
Basic	$0.21	$0.09	—
Diluted	$0.20	$0.09	—
Weighted-average Shares Outstanding
Basic	90,305	87,035	3.8
Diluted	92,377	89,646	3.0

EBITDA	$59,308	$32,694	81.4
Operating margin	2.8%	1.8%	1.0pts.
Net margin	1.3%	0.7%	0.6pts.

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	Nine Months Ended September 30,				Percent Change
	2006		2005
Six Month Statistical Summary:
Revenue passengers	15,033,987		12,250,016		22.7
Revenue passenger miles (000s)	10,398,268		8,339,845		24.7
Available seat miles (000s)	14,026,038		11,224,686		25.0
Block hours	342,384		279,770		22.4
Passenger load factor	74.1%		74.3%		(0.2	)pts.
Break-even load factor	72.5%		73.5%		(1.0	)pts.
Average fare	$91.52		$81.89		11.8
Average yield per RPM	13.23	¢	12.03	¢	10.0
Passenger revenue per ASM	9.81	¢	8.94	¢	9.7
Operating cost per ASM	9.92	¢	9.10	¢	9.0
Fuel price neutral cost per ASM	9.02	¢	9.10	¢	(0.9)
Non-fuel operating cost per ASM	6.27	¢	6.31	¢	(0.6)
Average cost of aircraft fuel per gallon	222.56	¢	167.32	¢	33.0
Gallons of fuel burned	229,993,119		187,756,596		22.5
Weighted-average number of aircraft	113		94		20.2

Reconciliation of GAAP Financial Information to Non-GAAP Financial Information

Three Months and Nine Months Ended September 30, 2006 and 2005

Pursuant to Regulation G of the Securities and Exchange Commission, we are providing further disclosure of the reconciliation of reported non-GAAP financial measures to their comparable financial measures reported on a basis consistent with U.S. Generally Accepted Accounting Principles (GAAP). Our disclosure of earnings before interest, income taxes, depreciation and amortization (EBITDA), operating costs (CASM), non-fuel operating cost (Non-fuel CASM) and fuel price neutral cost per available seat mile (Fuel price neutral CASM), are consistent with financial measures reported by other airlines and are comparable to financial measures required in our submission to the United States Department of Transportation.

AirTran Holdings, Inc.

Reconciliation of GAAP Financial Information to

Non-GAAP Financial Information

(In thousands)

(Unaudited)

The following table reconciles net income (loss) to EBITDA:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Net Income (Loss)	$(4,309)	$964	$18,839	$7,707
Add back:
Income tax expense (benefit)	(2,857)	(405)	11,251	3,232
Interest (income) expense, net	3,587	2,861	9,576	7,745
Depreciation	7,360	5,190	19,642	14,010

EBITDA	$3,781	$8,610	$59,308	$32,694

The following table shows the calculation of operating cost, non-fuel operating cost and fuel price neutral cost, and per ASM:

	Three months ended September 30,		Nine months ended September 30,
	2006	2005	2006	2005
Total operating expenses	$490,848	$371,224	$1,391,808	$1,021,990
Less: aircraft fuel	(190,716)	(125,628)	(511,866)	(314,162)

Total operating expenses excluding aircraft fuel	$300,132	$245,596	$879,942	$707,828

Calculation of cost per ASM using GAAP amounts:
Total operating expenses	490,848	$371,224	$1,391,808	1,021,990
Available seat miles (000s)	4,965,224	3,905,905	14,026,038	11,224,686
Operating Cost per ASM (cents) (Total operating expenses/ASMs)	9.89	9.50	9.92	9.10

	2006	2005	2006	2005
Calculation of cost per ASM excluding fuel:
Total operating expenses excluding fuel (000s)	$300,132	$245,596	$879,942	$707,828
Available set miles (000s)	4,965,224	3,905,905	14,026,038	11,224,686
Operating cost per ASM excluding fuel (cents) (Total operating expenses excluding fuel/ASMs)	6.04	6.29	6.27	6.31

Calculation of fuel price neutral cost per ASM:
Gallons of fuel burned	81,720,714		229,993,119
Prior year average cost of fuel (cents/gallon)	189.54		167.32
Total operating expenses (000s)	$490,848		1,391,808
Cost of aircraft fuel based on prior year price (000s)	154,893		384,824
Cost of aircraft fuel for current period (000s)	(190,716)		(511,866)

Adjusted total operating expenses (000s)	455,025		1,264,766

ASMs (000s)	4,965,224		14,026,038
Fuel price neutral cost per ASM (cents)	9.16	9.50	9.02	9.10

In the third quarter of 2006 management increased its estimated liability for utilization of the travel awarded through the 2005 Wendy’s joint-promotion. As this promotion is non-recurring, we believe Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization and non-recurring promotional expense) and Adjusted EBIT (earnings before interest, income taxes and non-recurring promotional expense) more accurately reflect the underlying information utilized by investors to measure our liquidity.

With respect to a promotional arrangement related to Wendy’s, management made a good faith estimate to record the liability for future travel under the promotion as of December 31, 2005. We made an adjustment to our estimate in the third quarter of 2006. Accordingly, we believe Adjusted EBITDA and Adjusted EBIT reflect more accurately the underlying information utilized by investors to measure the liquidity of a company.

The following table reconciles net income (loss) to Adjusted EBITDA and Adjusted EBIT:

	Three months ended September 30, 2006	Nine months ended September 30, 2006
Net Income (Loss)	$(4,309)	$18,839
Add back:
Income tax expense (benefit)	(2,857)	11,251
Interest (income) expense, net	3,587	9,576
Depreciation	7,360	19,642
Wendy’s Adjustment	2,400	2,400

Adjusted EBITDA	$6,181	$61,708

Net Income (Loss)		$18,839
Add back:
Income tax expense (benefit)		11,251
Interest (income) expense, net		9,576
Wendy’s Adjustment		2,400

Adjusted EBIT		$42,066